UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2011

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.             Termination of a Material Definitive Agreement.

Credit Facility

On November 15, 2011, GT Advanced Technologies Inc. (the “Company “) provided an irrevocable notice terminating its credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (“Credit Suisse”) and the lenders from time to time party thereto (the “Credit Agreement”).  The Credit Agreement consisted of a term loan facility (the “Term Facility”) in an aggregate principal amount of $125.0 million with a final maturity date of December 13, 2013 and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $75.0 million with a final maturity date of December 13, 2013. The termination will be effective on November 18, 2011.  As of November 15, 2011, the Company had no outstanding borrowings and approximately $64 million of outstanding stand-by letters of credit under the Credit Facility.  The Company will deposit such amount in an account(s) with Bank of America to cash-collateralize the standby letters of credit under the Credit Facility outstanding immediately prior to termination.

Simultaneously with the termination of the Credit Agreement, the Company will terminate the Guarantee and Collateral Agreement (the “Guarantee and Collateral Agreement”) between the Company and the other parties thereto.  Pursuant to the Guarantee and Collateral Agreement, the obligations of the Company under the Credit Agreement were guaranteed by certain of the Company’s subsidiaries and secured by certain assets of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: November 17, 2011	Hoil Kim
Vice President, Chief Administrative Officer and
General Counsel